Exhibit 23.1

Stan J.H. Lee, CPA
2160 North Central Rd Suite 209 t Fort Lee t NJ 07024
P.O. Box 436402t San Diegot CA 92143-6402
619-623-7799 t Fax 619-564-3408 t stan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants,  consents to the inclusion of our report of July 20,  2011, on the audited financial statements of James River Holdings Corporation as of June 30, 2011 and for the period from May 31, 2011 ( inception) to June 30 , 2011 in Form S-11/A Amendment No 5 to be filed now in the near future with the U.S. Securities and Exchange Commission.

The firm also consents to being deemed as expert in connection with this filing.

Very truly yours,

/s/ Stan J.H. Lee, CPA
Stan J.H. Lee, CPA
February 1, 2012
Fort Lee, NJ 07024

Registered with the Public Company Accounting Oversight Board
Member of New Jersey Society of Certified Public Accountants